Exhibit 99.1

Ignyta Announces Second Quarter 2017

Company Highlights and Financial Results

August 8, 2017, 4:00 PM Eastern Time

SAN DIEGO—(BUSINESS WIRE)—Ignyta, Inc. (Nasdaq: RXDX), a biotechnology company focused on precision medicine in oncology, today announced company highlights and financial results for the second quarter ended June 30, 2017. The company is issuing this press release in lieu of conducting a conference call.

“During the second quarter, we provided substantial development, regulatory, and commercial strategy updates for our lead product candidate, entrectinib, a novel, investigational, orally available, CNS-active tyrosine kinase inhibitor targeting tumors that harbor TRK, ROS1, or ALK fusions,” said Jonathan Lim, M.D., Chairman and CEO of Ignyta. “In addition, we received breakthrough therapy designation for entrectinib, presented exciting preclinical immunomodulation data for RXDX-106, and strengthened our balance sheet via an equity offering, providing us with the resources to continue developing meaningful new therapies for patients with cancer.”

Company Highlights

Updated Progress Towards Entrectinib Dual TRK and ROS1 NDA and PMA Submissions

In April 2017, we announced a comprehensive program update on entrectinib and the STARTRK-2 trial. As of that update:

•	More than 50 patients with ROS1 fusion-positive non-small cell lung cancer (NSCLC) were enrolled; interim data from 32 of these patients (as assessed by investigator) demonstrated 75% confirmed RECIST objective response rate (ORR) (24 partial or complete responses out of 32) and 17.2 months median duration of response (DOR)

•	Entrectinib demonstrated confirmed RECIST Intracranial ORR (IC-ORR) of 83% (5 partial responses out of 6) in ROS1 NSCLC patients with measurable central nervous system (CNS) metastases

•	The entrectinib program was more than 85% enrolled to goal for the primary efficacy analysis to potentially support a TRK tissue agnostic NDA submission

The program is tracking towards dual NDA submissions in TRK and ROS1 in 2018, if supported by clinical data, with anticipated U.S. commercial launch in both indications in 2019.

Breakthrough Therapy Designation and Orphan Drug Designation for Entrectinib

In May 2017, the company announced that the U.S. Food and Drug Administration (FDA) granted a Breakthrough Therapy Designation (BTD) to entrectinib “for the treatment of NTRK fusion-positive, locally advanced or metastatic solid tumors in adult and pediatric patients who have either progressed following prior therapies or who have no acceptable standard therapies.”

In July 2017, the company announced that FDA granted orphan drug designation to entrectinib for “treatment of NTRK fusion-positive solid tumors.”

RXDX-106 AACR Presentations

In April 2017, we presented preclinical data at the Annual Meeting of the American Association for Cancer Research (AACR) in Washington D.C. suggesting that RXDX-106 can act as both an anti-tumor immuno-modulator and TYRO3, AXL and MER (or TAM) oncodriver inhibitor, potentially supporting clinical development of RXDX-106 in a wide variety of cancers. RXDX-106 represents a novel class of immunomodulatory agents that appears to restore innate immunity in preclinical models via potent inhibition of the TAM family of receptors.

Financing Transaction

In May 2017, the company issued an aggregate of 14.375 million shares of its common stock in an underwritten public offering at a price to the public of $6.15 per share, which resulted in aggregate gross proceeds of $88.4 million.

Second Quarter 2017 Financial Results

For the second quarter of 2017, net loss was $28.3 million, or $0.56 per share, compared with $26.7 million, or $0.70 per share, for the second quarter of 2016.

Ignyta did not record any revenue for the second quarter of 2017, or for the second quarter of 2016.

Research and development expenses for the second quarter of 2017 were $22.2 million, compared with $20.0 million for the second quarter of 2016. This increase was due to an increase in external clinical development costs and the chemistry, manufacturing and control costs associated with entrectinib and our other product candidates, and increased facilities costs of $1.2 million due to the expansion of our leased facilities space. We also incurred additional stock compensation costs of $0.8 million due in part to the increase in the number of outstanding stock options.

General and administrative expenses were $5.5 million for the second quarter of each of 2017 and 2016, respectively. There was no measurable change in our general and administrative expenses between the two periods, as the increases in facilities costs and outside services expenses were offset by a reduction in our personnel related expenditures.

At June 30, 2017, we had cash, cash equivalents and available-for-sale securities totaling $169.4 million and current and long-term debt of $32.0 million. At December 31, 2016, we had cash, cash equivalents and available-for-sale securities totaling $133.0 million and current and long-term debt of $32.0 million.

About Ignyta, Inc.

Blazing a New Future for Patients with CancerTM

At Ignyta, we work tirelessly on behalf of patients with cancer to offer potentially life-saving, precisely targeted therapeutics (Rx) guided by companion diagnostic (Dx) tests. Our integrated Rx/Dx strategy allows us to enter uncharted territory, illuminating the molecular drivers of cancer and quickly advancing treatments to address them. This approach embraces even those patients with the rarest cancers, who have the highest unmet need and who may otherwise not have access to effective treatment options. With our pipeline of potentially first-in-class or best-in-class precision medicines, we are pursuing the ultimate goal of not just shrinking tumors, but eradicating cancer relapse and recurrence in precisely defined patient populations.

For more information, please visit: www.ignyta.com.

Forward-Looking Statements

This press release contains forward-looking statements about Ignyta as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to the development of, and potential timing of regulatory submissions and commercialization for entrectinib and Ignyta’s product candidates, Ignyta’s ability to quickly advance potential treatments, the potential advantages and first-in-class or best-in-class nature of these drug programs, the impact of entrectinib breakthrough therapy and orphan drug designations on Ignyta’s interactions with FDA, and the potential for Ignyta to establish a leadership position in oncology personalized medicine and provide benefit to cancer patients. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing new products or technologies and operating as a development stage company; Ignyta’s ability to develop, initiate or complete preclinical studies and clinical trials for, obtain approvals for and commercialize any of its product candidates; changes in Ignyta’s plans to develop and commercialize its product candidates; the potential for final results of the ongoing clinical trials of entrectinib or other product candidates, or any future clinical trials of entrectinib or other product candidates, to differ from preliminary or expected results; Ignyta’s ability to raise any additional funding it will need to continue to pursue its business and product development plans; regulatory developments in the United States and foreign countries; Ignyta’s ability to obtain and maintain intellectual property protection for its product candidates; the risk that orphan drug exclusivity may not effectively protect a product from competition and that such exclusivity may not be maintained; the potential for the company to fail to maintain the CAP accreditation and CLIA certification of its diagnostic laboratory; the loss of key scientific or management personnel; competition in the industry in which Ignyta operates; and market conditions. These forward-looking statements are made as of the date of this press release, and Ignyta assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents the company files with the SEC available at www.sec.gov, including without limitation Ignyta’s Annual Report on Form 10-K for the year ended December 31, 2016 and subsequent Quarterly Reports on Form 10-Q.

Contacts

Ignyta, Inc.

Jacob Chacko, M.D.

CFO

858-255-5959

jc@ignyta.com

FINANCIAL TABLES FOLLOW

IGNYTA, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Operating expenses:
Research and development	$22,172	$20,019	$56,218	$39,800
General and administrative	5,496	5,499	11,065	10,726

Total operating expenses	27,668	25,518	67,283	50,526

Loss from operations	(27,668)	(25,518)	(67,283)	(50,526)

Other income (expense):
Interest expense	(829)	(800)	(1,641)	(1,591)
Other income (expense)	219	(332)	486	(25)

Total other expense, net	(610)	(1,132)	(1,155)	(1,616)

Net loss	$(28,278)	$(26,650)	$(68,438)	$(52,142)

Net loss per common share:
Net loss per share - basic and diluted	$(0.56)	$(0.70)	$(1.49)	$(1.48)

Weighted average shares - basic and diluted	50,062	38,198	45,918	35,271

IGNYTA, INC.

CONDENSED BALANCE SHEETS

(in thousands)

	June 30, 2017	December 31, 2016
	(unaudited)
ASSETS
Cash and cash equivalents	$61,147	$24,340
Short-term investment securities	104,231	83,637
Other current assets	3,958	3,873

Total current assets	169,336	111,850
Long-term investment securities	4,000	24,983
Property and equipment, net	4,675	6,270
Other long-term assets	1,520	1,811

Total assets	$179,531	$144,914

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$17,420	$13,510
Obligation due to licensor	3,709	—
Accrued compensation and benefits	2,057	4,007

Total current liabilities	23,186	17,517
Term debt, net	29,838	29,517
Other long-term liabilities	11,628	3,110

Total liabilities	64,652	50,144
Total stockholders’ equity	114,879	94,770

Total liabilities and stockholders’ equity	$179,531	$144,914